SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     --------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 30, 1998

                         INDIVIDUAL INVESTOR GROUP, INC.
             (Exact name of Registrant as specified in its charter)

          Delaware                    1-10932                   13-3487784
(State or other jurisdiction        (Commission               (I.R.S. Employer
       of incorporation)             File Number)            Identification No.)

               1633 Broadway, 38th Floor, New York, New York 10019 (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 843-2777

                         ______________________________


Item 5.  Other Events

     On November 30, 1998, Registrant entered into a Stock Purchase Agreement with Great American Insurance Company and entered into a Stock Purchase Agreement with Great American Life Insurance Company. Pursuant to each such Stock Purchase Agreement, the respective purchaser agreed to purchase and Registrant agreed to sell five thousand (5,000) shares of Series A Preferred Stock of Registrant (the "Series A Preferred Stock"), for a purchase price of one million dollars ($1,000,000). The Series A Preferred Stock is convertible into Registrant's Common Stock at a conversion price of $2.12 per share, subject to adjustment for stock splits, recapitalizations and the like; and any unconverted shares will be subject to mandatory conversion into Registrant's Common Stock on December 31, 2003. The Series A Preferred Stock will be entitled to receive out of any assets legally available therefore cumulative dividends at a per share rate of ten percent (10%) of the stated value (i.e., twenty dollars per share) for each share of Series A Preferred stock, per annum, payable annually on December 31 of each year, commencing December 31, 1999, or, if earlier, upon conversion of the shares of Series A Preferred Stock.

     Pursuant to the above-described Stock Purchase Agreements, Registrant received an aggregate of two million dollars ($2,000,000) and issued ten thousand (10,000) shares of Series A Preferred Stock on December 2, 1998.

Item 7.  Financial Statements and Exhibits

         (a)      Financial statements of businesses acquired.

                  Not applicable.

         (b)      Pro forma financial information.

                  Not applicable.

         (c)      Exhibits.

                    10.1 Stock Purchase  Agreement dated as of November 30, 1998 between Registrant and Great American Insurance Company.

                    10.2 Stock Purchase  Agreement dated as of November 30, 1998 between Registrant and Great American Life Insurance Company.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            INDIVIDUAL INVESTOR GROUP, INC.


Dated:   December 14, 1998                  By:/s/  Jonathan Steinberg
                                               -------------------------
                                               Jonathan L. Steinberg
                                               Chief Executive Officer